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                                                                  Exhibit 23.1


                        Independent Auditors' Consent


The Board of Directors
Allegiant Bancorp, Inc.:

We consent to the incorporation by reference in Registration Statements No. 333-13451, 333-26433, 333-42048, 333-42050 and 333-44758, each on Form S-8, and Registration Statement No. 333-65699 on Form S-3, of Allegiant Bancorp, Inc. of our report dated June 26, 2000, relating to the consolidated financial statements of Equality Bancorp, Inc. and subsidiaries as of March 31, 2000 and 1999 and for each of the years in the three-year period ended March 31, 2000 included in the Current Report on Form 8-K of Allegiant Bancorp, Inc. filed on November 30, 2000.

/s/ KPMG LLP
St. Louis, Missouri
November 30, 2000